EXHIBIT 99.1

Havertys Reports Earnings for Second Quarter 2019

ATLANTA, GEORGIA, July 30, 2019 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share of $0.29 for the second quarter ended June 30, 2019 compared to $0.29 for the same period of 2018. The earnings per share for the six months ended June 30, 2019 is $0.47 compared to $0.58 for the same period in 2018.

Clarence H. Smith, chairman, president and chief executive officer, said, “We began recovering in the second quarter from the supply chain disruption caused by the increased tariffs. Our inventory levels, particularly for our best-selling goods, returned to sustainable working amounts and our sales improved. Increased product costs resulting from tariffs and transportation charges have pressured our gross margins. We have been strategic in raising retail prices for those products imported from China and will continue to analyze the impact of those changes against promotional activity. My recent visit to meet with our important Asian vendors confirms the rapid movement of furniture production from China to Vietnam. We are confident in the ability of our vendors to make this transition for several of our important product lines.

“Our new store in St. Louis, MO will open in August and the south-metro Atlanta location in Newnan, GA is slated to open in September. We also expect to complete the relocation of our Baton Rouge, LA store in November.

“We are optimistic concerning the second-half of 2019 and our ability to navigate the challenges of the retail furniture industry.”

Financial Highlights

Second Quarter 2019 Compared to Second Quarter 2018

•	Net sales decreased 3.5% to $191.9 million. Comparable store sales decreased 2.3%.
•	Total written sales for the second quarter of 2019 were down 4.1% and written comparable store sales decreased 3.1%.
•	Average written ticket increased 5.3% and custom upholstery business was up 7.6%.
•
Gross profit margins fell 20 basis points to 54.0% in 2019 versus 54.2% in 2018. Approximately one-half of the decline is due to merchandise pricing and mix as we used slightly more aggressive promotions. The remaining reduction was driven by higher product and freight costs.

•
SG&A costs declined $3.0 million and as a percent of sales increased 20 basis points to 49.9% from 49.7%. We had decreases in SG&A dollars in all categories. Fixed and discretionary expenses were down approximately $0.9 million primarily from reduced compensation costs. Variable expenses were 18.4% as a percent of sales in 2019 compared to 18.8% in 2018. This reduction is due in part to savings in our third‑party credit costs.

NEWS RELEASE – JULY 30, 2019

•	We repurchased 1,005,226 shares of common stock for $17.8 million during the second quarter of 2019.
•	We adopted the new lease accounting standard on January 1, 2019 which significantly impacted our balance sheet. See the notes after the following financial statements.

Six Months ended June 30, 2019 Compared to Same Period of 2018

•	Net sales decreased 4.8% to $379.1 million. Comparable store sales decreased 3.5%.
•	Average ticket increased 6.1% and custom upholstery business rose 7.9%.
•	Gross profit margins were 54.5% compared to 54.4%.
•
SG&A costs as a percent of sales was 51.3% in 2019 and 50.2% in 2018. Total SG&A dollars decreased $5.1 million. Fixed and discretionary expenses were $124.4 million in 2019 versus $125.7 million in 2018. The variable type costs were 18.5% of sales in 2019 compared to 18.6% in 2018.

Expectations and Other

•
We expect that gross profit margins for the full year 2019 will be approximately 54.1%. Second half and fourth quarter 2019 gross margins are expected to be approximately 40 basis points lower than the full year margin.

•
Our estimate for fixed and discretionary type SG&A expenses for 2019 is in the $256.0 to $258.0 million range, compared to $254.9 million for these same costs in 2018. The variable type costs within SG&A for the full year of 2019 are expected to be 18.0% compared to 18.3% in 2018.

•
We expect selling square footage will increase approximately 1.4% in 2019. We plan to open a location in a new market in St. Louis, MO in August, an additional store in the Atlanta market in Newnan, GA in September, and complete a store relocation in Baton Rouge, LA in November. Total capital expenditures are estimated to be approximately $19.0 million in 2019.

•	We have $8.4 million remaining in current board authorization for common stock repurchases.

NEWS RELEASE – JULY 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$191,893	$198,775	$379,134	$398,218
Cost of goods sold	88,336	90,978	172,494	181,514
Gross profit	103,557	107,797	206,640	216,704
Credit service charges	19	25	41	57
Gross profit and other revenue	103,576	107,822	206,681	216,761

Expenses:
Selling, general and administrative	95,784	98,753	194,663	199,756
Provision for doubtful accounts	20	22	23	24
Other (income) expense, net	(126)	183	(280)	(811)
Total expenses	95,678	98,958	194,406	198,969

Income before interest and income taxes	7,898	8,864	12,275	17,792
Interest (income) expense, net	(339)	454	(688)	925

Income before income taxes	8,237	8,410	12,963	16,867
Income tax expense	2,191	2,196	3,295	4,340
Net income	$6,046	$6,214	$9,668	$12,527

Diluted earnings per share:
Common Stock	$0.29	$0.29	$0.47	$0.58
Class A Common Stock	$0.27	$0.28	$0.44	$0.56

Diluted weighted average shares outstanding:
Common Stock	20,542	21,391	20,723	21,498
Class A Common Stock	1,621	1,766	1,689	1,767

Cash dividends per share:
Common Stock	$0.18	$0.18	$0.36	$0.36
Class A Common Stock	$0.17	$0.17	$0.34	$0.34

NEWS RELEASE – JULY 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	June 30, 2019	December 31, 2018	June 30, 2018
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$56,094	$71,537	$74,643
Restricted cash and cash equivalents	6,591	8,272	8,179
Accounts receivable, net	1,578	1,833	1,918
Inventories	109,213	105,840	107,482
Prepaid expenses	9,876	8,106	12,167
Other current assets	10,489	6,262	6,266
Total current assets	193,841	201,850	210,655

Accounts receivable, long-term, net	221	226	210
Property and equipment, net	157,551	216,852	226,120
Right of-use lease assets	187,178	—	—
Deferred income taxes	12,175	12,544	12,648
Other assets	9,810	8,707	9,232
Total assets	$560,776	$440,179	$458,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,910	$19,840	$22,055
Customer deposits	29,098	24,465	29,352
Accrued liabilities	33,318	39,903	36,570
Current lease liabilities	28,768	—	—
Current portion of lease obligations	—	4,018	3,883
Total current liabilities	112,094	88,226	91,860

Noncurrent lease liabilities	158,782	—	—
Lease obligations, less current portion	—	46,785	48,836
Other liabilities	22,640	30,539	26,391
Total liabilities	293,516	165.550	167,087

Stockholders’ equity	267,260	274,629	291,778
Total liabilities and stockholders’ equity	$560,776	$440,179	$458,865

NEWS RELEASE – JULY 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,668	$12,527
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,276	15,061
Share-based compensation expense	1,951	2,557
Deferred income taxes	(1,912)	(335)
Provision for doubtful accounts	23	24
Other	623	(23)
Changes in operating assets and liabilities:
Accounts receivable	237	510
Inventories	(3,373)	(4,044)
Customer deposits	4,633	1,539
Other assets and liabilities	(2,805)	(484)
Accounts payable and accrued liabilities	(4,481)	1,525
Net cash provided by operating activities	14,840	28,857

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,768)	(14,642)
Proceeds from sale of property and equipment	2,260	846
Other	—	55
Net cash used in investing activities	(5,508)	(13,741)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	—	(1,872)
Taxes on vested restricted shares	(1,328)	(1,162)
Dividends paid	(7,285)	(7,585)
Common stock repurchased	(17,843)	(9,281)
Net cash used in financing activities	(26,456)	(19,900)
Decrease in cash, cash equivalents and restricted cash during the period	(17,124)	(4,784)
Cash, cash equivalents and restricted cash at beginning of period	79,809	87,606
Cash, cash equivalents and restricted cash at end of period	$62,685	$82,822

NEWS RELEASE – JULY 30, 2019

Comparable Store Sales
Comparable store sales include those made on our website and in stores, and excludes locations opened, closed or otherwise non-comparable during the last 12 months.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Leases
In February 2016, the Financial Accounting Standards Board (FASB) issued an accounting standards update (ASU 2016-02), which amended various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between ASU 2016-02 and previous U.S. GAAP is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. As a result, we have recognized a liability representing our lease payments and a right-of-use asset representing our right to use the underlying asset for the lease term on the balance sheet. We adopted the requirements of the new lease standard effective January 1, 2019 using the modified retrospective method and have not restated comparative periods.

As part of the adjustment for ASU 2016-02 effective January 1, 2019, we derecognized certain assets and liabilities associated with certain legacy build-to-suit arrangements and the deferred gain on previous sale leaseback transactions. Accordingly, $53.5 million of net property and equipment, $50.8  million of financing obligations, $9.3 of other net liabilities, and $2.3 million of deferred tax assets recorded on the balance sheet as of December 31, 2018 were removed as part of our transition adjustment. Effective January 1, 2019, we recognized right-of-use lease assets totaling $177.9 million and recorded lease liabilities totaling $175.4 million. The net adjustment recorded to equity as of January 1, 2019 was a credit of $6.8 million.

Since we are not restating prior periods as part of adopting this guidance, our results in 2019 will not be directly comparable to our results for periods before 2019. Specifically, for those leases that were previously recognized on our balance sheet prior to 2019, their associated depreciation and interest expense will be replaced by rent expense. For these properties in our lease portfolio for 2019, the amount of rent expense is less than the associated depreciation and interest expense by approximately $2.0 million. The adoption of ASU 2016-02 had an immaterial impact on our consolidated statement of cash flows for the six-month period ended June 30, 2019.

NEWS RELEASE – JULY 30, 2019

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on July 31, 2019 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through, August 7. The number to access the telephone playback is 1‑888‑203‑1112 (replay passcode:  3061222).
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company’s website, havertys.com.
Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission.  You are urged to consider such factors.  The Company assumes no obligation for updating any such forward-looking statements.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance and Corporate Secretary
SOURCE:  Havertys